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                          [LETTERHEAD OF A&L GOODBODY]


                                                            [LOGO]

                                                                  August 1, 2005

Novelis Inc.
3399 Peachtree Road, NE, Suite 1500
Atlanta, Georgia 30326.



Dear Sirs,

In connection with the registration under the U.S. Securities Act of 1933 (the "Securities Act") of (a) $1,400,000,000 principal amount of 7-1/4% Senior Notes due 2015 (the "Notes") of Novelis Inc., a corporation organized under the laws of Canada (the "Company"), to be issued in exchange for the Company's outstanding 7-1/4% Senior Notes due 2015 pursuant to an Indenture, dated as of February 3, 2005 (the "Indenture"), among the Company, the subsidiaries of the Company party thereto (collectively, the "Guarantors") and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), and (b) the Guarantees (the "Guarantees") of each of the Guarantors endorsed upon the Notes, we, as legal advisors to Novelis Aluminium Holding Company ("NAHC") , have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (1) NAHC has been duly organized and is an existing corporation under the laws of Ireland, (2) the Indenture has been duly authorized, executed and delivered by NAHC, (3) the Guarantees have been duly authorized by NAHC, and (4) when the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture and the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, the Guarantees will constitute valid and legally binding obligations of NAHC, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. In addition our opinion is subject to the following qualifications:


1. an Irish court is unlikely to grant a remedy in respect of performance obligations (as opposed to financial obligations) of the Company where such obligations are ones that it is not capable of performing.
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2.   an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

3. this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4. this opinion is subject to the general laws relating to the limitation of actions in Ireland;

5. a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Indenture and the Guarantees might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

6. additional interest imposed by any clause of the Indenture or the Guarantees might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant document but could restrict the amount recoverable by way of interest under such document;

7.   claims may be or become subject to defences of set-off or counter-claim;

8. under Section 1002 of the Taxes Consolidation Act, 1997, any debt to a person (including any deposit with a financial institution) may be attached by the Revenue Commissioners in order to discharge any liabilities of that person in respect of outstanding tax whether the liabilities are due on its own account or as an agent or trustee. This right of the Revenue Commissioners (on which there is no case law) may override the rights of the holders of security (whether fixed or floating) in relation to the debt in question.

9. an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice.

10. the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

11.  a waiver of all defences to any proceedings may not be enforceable;

12. provisions in the Indenture or the Guarantees providing for indemnification resulting from loss

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     suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

13. an Irish court may refuse to give effect to undertakings contained in Indenture or the Guarantees that the Company will pay legal expenses and costs in respect of any action before the Irish courts;

14. we express no opinion on any taxation matters or on the contractual terms of the relevant documents other than by reference to the legal character thereof.


The foregoing opinion is limited to Ireland and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto (other than NAHC), the Notes have been duly authorized by the Company, the Guarantees have been duly authorized by the Guarantors (other than NAHC) and that the Company and the Guarantors (other than NAHC) have been duly organized and are existing corporations in good standing under the laws of their respective jurisdictions of organizations, assumptions which we have not independently verified. We have also assumed:-

a) the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

b) that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

c) the genuineness of the signatures and seals on all original and copy documents which we have examined;

d) that the memorandum and articles of association of the Company furnished to us are correct and up to date;

e) the accuracy and completeness as to factual matters of the representations and warranties of the Company contained in the Indenture;

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f)   that there are no agreements or arrangements in existence and of which we are not aware which in any way amend or vary the terms of the transactions as disclosed by the Indenture;

g) without having made any investigation, that the terms of the Indenture and the Guarantees are lawful and fully enforceable under the laws of New York and any other applicable laws other than the laws of Ireland;

h) the accuracy and completeness of all information appearing on public records; and

i) that the Company has entered into the Indenture and will enter the Guarantees in good faith, for its legitimate business purposes, for good consideration, and that it will derive commercial benefit from the Indenture and the Guarantees commensurate with the risks undertaken by it in the transaction.

j) that there are no agreements or arrangements in existence and of which we are not aware which in any way amend or vary the terms of the transactions as disclosed by the Indenture and the Guarantees;

k) without having made any investigation, that the terms of the Indenture and the Guarantees are lawful and fully enforceable under the laws of New York and any other applicable laws other than the laws of Ireland; and

l) the accuracy and completeness of all information appearing on public records.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading "Validity of the Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.




Yours faithfully
/s/ A&L Goodbody
Direct Line: +353 1 649 2316





M-1024658-1

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